UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: April 24, 2018 (Date of earliest event reported)
U.S. GEOTHERMAL INC.
 (Exact Name of Registrant as Specified in Its Charter)
Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)
390 E Parkcenter Blvd, Ste 250, Boise, Idaho 83706
 (Address of principal executive offices) (Zip Code)
208-424-1027
 (Registrant's Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [  ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 2.01 Completion of Acquisition or Disposition of Assets.
On April 24, 2018, U.S. Geothermal Inc. (the "Company") was acquired by Ormat Nevada Inc., a Delaware corporation ("Ormat"), pursuant to the previously-announced Agreement and Plan of Merger, dated January 24, 2018 (the "Merger Agreement"), by and among the Company, Ormat, and OGP Holding Corp., a Delaware corporation and a wholly-owned subsidiary of Ormat ("Merger Sub").  Under the Merger Agreement, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Ormat (the "Merger").
As a result of the Merger, each share of common stock, par value $0.001, of the Company ("Company Shares") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") was automatically converted into the right to receive $5.45 per Company Share in cash, without interest, and subject to applicable withholding taxes (the "Merger Consideration").  The aggregate Merger Consideration is approximately $106 million, funded from Ormat's available cash.  In addition, each of the options to acquire Company Shares issued and outstanding immediately prior to the Effective Time (the "Options"), as of the Effective Time, were vested, canceled and became the right to receive payment of an amount equal to the excess, if any, of the Merger Consideration per Company Share over the applicable exercise prices of the Options (the "Designated Consideration"), without interest, and less applicable withholding taxes.  The aggregate Designated Consideration is approximately $4 million, funded from the Company's available cash.
The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on January 25, 2018 and is incorporated herein by reference.
Item 3.01    Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.
The NYSE American LLC ("NYSE American"), at the request of the Company, suspended trading of the Company Shares prior to market open on April 24, 2018 and filed a Form 25 with the SEC on April 24, 2018 to provide notification of such delisting and to effect the deregistration of the Company Shares under Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends to file a Form 15 with the SEC to terminate the registration of the Company Shares under the Exchange Act and to suspend the Company's reporting obligations under the Exchange Act with respect to the Company Shares. The disclosure set forth in Item 2.01 is incorporated herein by reference.
Item 3.03    Material Modification to Rights of Security Holders.
On April 24, 2018, as a result of the Merger, each Company Share issued and outstanding immediately prior to the Effective Time was converted into the right to receive the Merger Consideration. At the Effective Time, all holders of the Company Shares ceased to have any rights with respect thereto other than the right to receive the Merger Consideration.
The disclosure under Items 2.01, 3.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.
Item 5.01    Changes in Control of Registrant.

On April 24, 2018, as a result of the Merger, a change in control of the Company occurred. One hundred percent of the voting securities of the Company are now beneficially owned directly by Ormat. The amount of consideration and the source of funds used by Ormat to acquire control is described in Item 2.01 of this Current Report on Form 8-K.  Ormat assumed control from persons who, prior to the Effective Time, were owners of Company Shares.
Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On April 24, 2018, as a result of the Merger, (i) the certificate of incorporation of the Company was amended and restated in the form attached hereto as exhibit 3.1 and (ii) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, became the by-laws of the Company, in the form attached hereto as exhibit 3.2.  Each of those amendments became effective on April 24, 2018 at the Effective Time.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated January 24, 2018, by and among Ormat Nevada Inc., OGP Holding Corp. and U.S. Geothermal Inc. (Incorporated by reference to exhibit 2.1 to Form 8-K filed January 25, 2018)†

3.1	Amended and Restated Certificate of Incorporation of the Company
3.2	Amended and Restated By-laws of the Company

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 26, 2018	U.S. Geothermal Inc.

	By:	/s/ Doron Blachar
Name: Doron Blachar
Title: Treasurer